Carol Haskins
                                                                  (713) 844-9500
                                                                    Debra Lauden
                                                                  (713) 844-9500

                                                                  www.enpnet.com

KINDER MORGAN ENERGY PARTNERS, L. P.  TO ACQUIRE ALL THE
ASSETS OF SANTA FE PACIFIC PIPELINE PARTNERS, L. P. FOR
APPROXIMATELY $1.0 BILLION IN UNITS AND CASH

FOR IMMEDIATE RELEASE: October 20, 1997


     HOUSTON - Kinder Morgan Energy Partners, L. P. (NYSE: "ENP") and Santa Fe Pacific Pipeline Partners, L. P. (NYSE: "SFL") today announced that they have signed a Definitive Agreement for Kinder Morgan to purchase all of the assets of Santa Fe. Upon closing the transaction, Santa Fe Pacific Pipeline Partners, L.
P. unitholders will receive 1.39 Kinder Morgan units in exchange for each Santa Fe unit. This represents a 28% premium based on the average of the daily high and low prices for the two partnerships for the last 20 trading days and will result in the issuance of approximately 26.6 million additional Kinder Morgan units. In addition, Kinder Morgan will pay approximately $85 million for the acquisition of Santa Fe's general partner's interest.

     Kinder Morgan Chairman and CEO Richard D. Kinder said, "The combination of these two midstream energy companies, which will create the largest pipeline MLP in the United States, is both strategically advantageous and is expected to be immediately accretive in cash flow to our unitholders. Reflecting this accretion, we anticipate raising Kinder Morgan's per unit annual distribution to at least $2.25 beginning in the first post-closing quarter."

     "We expect growth in distributions to come from three primary sources. First, we anticipate meaningful savings by eliminating the duplicative overhead functions associated with managing two publicly traded partnerships. Second, we believe we can achieve significant synergies by consolidating the operations of what will be one of the largest product pipeline systems in the U. S. Finally, longer term, we intend to enhance our presence in Santa Fe's growing western markets through increased asset utilization, expansion of existing pipelines, and accretive acquisitions. We are optimistic about the long-term growth prospects for our present businesses at Kinder Morgan and this acquisition should enable us to continue our strategy of increasing unitholder value. We will continue to look at additional acquisition opportunities to position Kinder Morgan as a true growth MLP."

     Mr. Kinder added, "Unitholders should take great comfort in the fact that Kinder Morgan's management team (through its ownership of the partnership's general partner) will be required to invest approximately $20 million upon closing. As a result, management will be highly motivated to realize the expected growth in distributions."

     Santa Fe CEO Irvin Toole, Jr. said, "We are pleased that this combination delivers a significant premium to Santa Fe Pacific Pipeline Partners, L. P.'s unitholders, and affords the opportunity for continued appreciation in unit value by combining with a company committed to growth."

     The transaction is subject to customary conditions, including the approval by certain regulatory agencies, the receipt of certain lender and bondholder consents, and the approval of both Kinder Morgan and Santa Fe unitholders. Management anticipates closing the transaction in the first quarter of 1998.

     Kinder Morgan Energy Partners, L. P., which has an enterprise value of over $650 million, owns and operates two interstate common carrier natural gas liquids (NGL) pipeline systems, one carbon dioxide (CO2) pipeline system, and two modern high speed rail-to-barge coal transfer facilities; and also owns an indirect interest in an NGL fractionator.

     Santa Fe Pacific Pipeline Partners, L. P. is one of the largest independent refined petroleum products pipelines in the United States. Santa Fe serves six Western states with approximately 3,300 miles of common carrier pipeline and 14 truck loading terminals.

     THIS PRESS RELEASE INCLUDES FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934. ALTHOUGH THE PARTIES BELIEVE THAT THEIR EXPECTATIONS ARE BASED ON REASONABLE ASSUMPTIONS THEY CAN GIVE NO ASSURANCE THAT SUCH ASSUMPTIONS WILL MATERIALIZE.

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